Exhibit 99.1

NEWS	FOR FURTHER INFORMATION

FOREST OIL CORPORATION	CONTACT: PATRICK J. REDMOND
707 17th STREET, SUITE 3600	DIRECTOR - INVESTOR RELATIONS
DENVER, COLORADO 80202	303.812.1441

FOR IMMEDIATE RELEASE

FOREST OIL ANNOUNCES AGREEMENT TO ACQUIRE ASSETS IN

GREATER BUFFALO WALLOW AND EAST TEXAS AREAS

Adds approximately 118,000 gross acres (85,000 net acres) in our top two growth areas

Adds 350 Bcfe of estimated proved reserves with additional net unrisked potential of 1.2 Tcfe and approximately 1,500 identified drilling locations

Adds production of 34 MMcfe/d with an expected organic growth rate of greater than 30% in 2009

Cash consideration ultimately to be funded primarily through additional identified non-core, non-strategic asset dispositions

DENVER, COLORADO – August 18, 2008 - Forest Oil Corporation (NYSE:FST) (Forest or the Company) announced today that it has entered into a definitive agreement with Cordillera Texas, L.P. to acquire producing assets including approximately 118,000 gross acres (85,000 net acres) in Forest’s core Greater Buffalo Wallow and East Texas/North Louisiana Focus Areas.  Forest attributes estimated proved reserves of 350 Bcfe (36% proved developed) with additional net unrisked potential of 1,200  Bcfe and approximately 1,500 additional vertical and horizontal drilling locations (1,194 unbooked locations) to the properties.  The properties produced an average of approximately 34 MMcfe/d in the first half of 2008 and are focused primarily in the Granite Wash, Atoka and Morrow intervals in the Greater Buffalo Wallow Area and in the Cotton Valley and Travis Peak intervals in East Texas.  The acquired acreage in East Texas also has James Lime, Haynesville/Bossier Shale and Pettet rights.

Under the terms of the agreement, Forest will pay, subject to customary closing adjustments, approximately $708 million in cash and deliver 3.5 million shares of Forest’s common stock (subject to a collar mechanism) to the seller for these assets.  Measured at the closing price of Forest common stock on August 15, 2008, the transaction is valued at $892 million.  The Company will initially fund the acquisition using its existing credit facility which has approximately $1.21 billion in liquidity as of July 31, 2008.  Forest intends to ultimately fund the acquisition by divesting of identified non-core, non-strategic assets.  The Company expects that the transaction, which is subject to customary closing conditions, will close at the end of the third quarter of 2008.  Forest intends to update 2008 guidance upon the closing of this transaction.

The following table details the estimated pro forma effects of this transaction on Forest’s most active Focus Areas:

	Greater Buffalo Wallow Area					East Texas / North Louisiana
	Forest		Acquisition		Pro Forma	Forest		Acquisition		Pro Forma
Gross acreage (000’s)	51,600		67,700		119,300	143,000		50,300		193,300
Net acreage (000’s)	36,900		54,000		90,900	113,000		31,000		144,000
4Q 2008 rig count	9		4		13	12		1		13
4Q 2009 rig count	9		6		15	13		3		16
Estimated proved reserves (Bcfe)	259	*	206	**	465	435	*	144	**	579
Gross unbooked inventory	1,539		945		2,484	2,967		249		3,216

*                                         Based on December 31, 2007 estimated proved reserves pro forma for the Ark-La-Tex acquisition that closed on May 2, 2008.

**                                  Based on Forest’s internal estimates as of July 1, 2008.

Craig Clark, Forest’s President and Chief Executive Officer, stated, “This significant transaction plays directly into Forest’s strengths by increasing the scale of our business in core areas and ultimately funding it with non-core divestitures.  We have a well developed core operational expertise for the assets in the Greater Buffalo Wallow and East Texas which has led to these assets being the primary contributors to our organic growth in the last two years.  With this acquisition and through our intense focus on these assets we expect each of the Greater Buffalo Wallow and East Texas/North Louisiana areas to exit the year with 13 rigs running.

We plan to increase activity further in 2009 in these areas and ramp our rig count 20% higher to more than 30 rigs running by the fourth quarter of 2009, including the addition of horizontal drilling activity in the Greater Buffalo Wallow Area.  This activity is expected to result in a greater than 30% organic production increase on the acquired assets in 2009.  As you have come to expect from Forest, we will not stand still with acquired assets but will employ our operational expertise in these assets and drive value to our organization and our shareholders.

 Assuming the completion of our proposed divestitures, we will have acquired approximately $600 million of new assets in each of Greater Buffalo Wallow and East Texas/North Louisiana this year and fund it primarily by selling $800 million - 1.1 billion of non-core properties. We expect as our asset quality continues to improve and our operations get more focused, we can become even more efficient than we now are and deliver even better margins from our operations with a higher organic growth rate.”

DIVESTITURES

Forest has identified an additional $500 - 600 million of non-core, non-strategic assets that it intends to sell in order to fund this acquisition.  These assets are contained in each of Forest’s Business Units.  This divestiture package is in addition to Forest’s already announced $300 - 500 million property divestiture package that Forest is currently marketing and hopes to close by the end of the third quarter 2008.  To date, Forest has sold almost $100 million in non-core, non-strategic assets with production of approximately 5 MMcfe/d.  Proceeds from each of these property sale packages will be used to repay Forest’s credit facility.

TELECONFERENCE CALL

A conference call is scheduled for Monday, August 18, 2008, at 10:00 A.M. MT to discuss the release.  You may access the call by dialing toll free 800.399.6298 (for U.S./Canada) and 706.634.0924 (for International) and request the Forest Oil teleconference (ID # 60918907).  A Q&A period will follow.

A replay will be available from Monday, August 18 through August 25, 2008.  You may access the replay by dialing toll free 800.642.1687 (for U.S./Canada) and 706.645.9291 (for International), conference ID #60918907.

The presentation associated with the agreement to acquire assets in the Greater Buffalo Wallow and East Texas Areas will be posted to Forest’s web site at www.forestoil.com.  Please refer to this presention in association with the teleconference call.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas.

These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, the uncertainty in executing our pending divestiture program and other risks as described in reports that Forest files with the Securities and Exchange Commission (SEC), including its 2007 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Also, the financial results of Forest’s foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest’s actual results and plans to differ materially from those in the forward-looking statements.

The shares of Forest common stock to be delivered to the seller upon closing will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold absent registration or an applicable exemption from registration.  This press release shall not constitute an offer to sell or a solicitation or an offer to buy, nor shall there be any sale of the securities in any state where such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

RESERVE INFORMATION

The Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves, which are estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.  Forest uses the terms “probable” and “possible” reserves, resource “potential” or “upside” or other descriptions of volumes of reserves or resources potentially recoverable through additional drilling or recovery techniques that the SEC’s guidelines strictly prohibit Forest from including in filings with the SEC.  These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by Forest.  Resource potential refers to Forest’s internal estimates of hydrocarbon quantities that may be potentially discovered through exploratory drilling or recovered with additional drilling or recovery techniques.  Resource potential does not constitute reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System and does not include any proved reserves.  Area wide unrisked resource potential has not been risked by Forest’s management.  Actual quantities that may be ultimately recovered from Forest’s interests will differ substantially.  Factors affecting ultimate recovery include the scope of Forest’s ongoing drilling program, which will be directly affected by the availability of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals and other factors; and actual drilling results, including geological and mechanical factors affecting recovery rates.  Estimates of resource potential may change significantly as development of our resource plays provides additional data.  Investors are urged to consider closely the disclosure in Forest’s Annual Report on Form 10-K for fiscal year ended December 31, 2007, copies of which are available for free from Forest by writing Forest at 707 17th Street, Suite 3600, Denver, CO 80202, Attention: Investor Relations, or by calling Investor Relations at 303-812-1400, or visiting Forest’s website at www.forestoil.com.

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Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations.  Forest’s principal reserves and producing properties are located in the United States in Arkansas, Colorado, Louisiana, New Mexico, Oklahoma, Texas, Utah, and Wyoming, and in Canada.  Forest’s common stock trades on the New York Stock Exchange under the symbol FST.  For more information about Forest, please visit its website at www.forestoil.com.

August 18, 2008